EXHIBIT 99.1

NASDAQ: AMSY

Contact: Charlene Wheeless
703-267-7075
Charlene.wheeless@ams.com

Robin Pence
703-449-2062
robin.pence@ams.com

AMS TO MERGE WITH CGI GROUP, INC IN ALL CASH TRANSACTION
AT $19.40 PER SHARE; ENTERS INTO ASSET PURCHASE
AGREEMENT WITH CACI CORPORATION FOR SALE
OF DEFENSE AND INTELLIGENCE BUSINESS

FAIRFAX, VA, USA...March 10, 2004 — American Management Systems, Incorporated (NASDAQ:AMSY), today announced that it has entered into a definitive merger agreement with CGI GROUP (NYSE: GIB), the largest Canadian independent information technology services firm, and Arlington-based CACI Corporation, (NYSE: CAI).

Under terms of the agreement with CGI:

•	CGI will acquire, through a tender offer all of the outstanding shares of AMS for $858 million, or $19.40 per share, in cash. This represents a 26% premium to the 30-day trailing average.

•	Serge Godin, chairman and CEO of CGI will be chairman and CEO of the combined entity; which will be known in the U.S. as CGI-AMS.

Under terms of the agreement with CACI:

•	CACI will purchase the assets of AMS’s Defense & Intelligence business for $415 million in cash; with closing to occur once all tender offer conditions are satisfied.

The combination of CGI, Inc. and AMS creates a multibillion dollar IT, business process and professional services company with approximately 25,000 employees and major locations in the U.S.,Canada, and Europe. The combined entity will have approximately (US) $3 billion in annual revenue and contract backlog of approximately (US) $10 billion.

According to AMS Chairman and Chief Executive Officer Alfred T. Mockett, “This merger is a bold step in accelerating the execution of our strategic imperatives outlined two years ago, particularly in achieving scale and migrating to managed services. The combination of these businesses provides an excellent strategic fit, business model and cultural fit. AMS and CGI are complementary businesses — both companies focus on customers in the public sector and in the financial services and communications industries.”

Mockett continued, “Our specialist business in Defense and Intelligence has a natural home with our long-standing partner, CACI. CACI knows the industry well and is committed to the defense and intelligence markets. Additionally, AMS’s business helps expand CACI’s capabilities and reach and will enhance their competitive position.”

The transaction is conditioned, among other things, upon customary approvals. The companies anticipate that the transaction will be completed in the second quarter.

AMS was advised by Goldman, Sachs & Co. and legal advice was provided by Arnold & Porter and Osler, Hoskin & Harcourt LLP. CGI was advised by National Bank Financial Inc. and Credit Suisse First Boston and legal advice was provided by McCarthy Tetrault LLP and Holland & Knight LLP. CACI was advised by Banc of America Securities and legal advice was provided by Foley Hoag LLP.

Analyst and Investor Teleconference:

The senior management of CGI and AMS will host a teleconference today at 4:45 p.m. EST to discuss the transaction. Callers may access the call by dialing 877-211-7911.

The conference call and supporting slides will both be available live and for replay at www.cgi.comm.

About AMS

AMS is a premier business and IT consulting firm to the government, financial services, and communications industries around the globe. AMS combines IT ingenuity and industry IQ to drive high-performance results. Known for its delivery and service excellence for more than 30 years, AMS specializes in enterprise resource planning, credit risk management, customer relationship management, and enterprise security. AMS applies both proprietary and partner technologies, and provides solutions through business consulting, systems integration, and outsourcing. Founded in 1970, AMS is headquartered in Fairfax, Va., and has offices worldwide. The company is traded on the NASDAQ National Market under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

About CGI

Founded in 1976, CGI is among the largest independent information technology and business process services firms in North America. CGI and its affiliated companies employ approximately 20,000 professionals. CGI provides end-to-end IT and business process services to clients worldwide from offices in Canada, the United States, Europe, as well as centers of excellence in India and Canada. CGI’s annualized revenue run rate is currently CDN $2.8 billion (US $9.3 billion). CGI shares are listed on the TSX (GIB.A) and the NYSE (GIB) and are include in the S&P/TSX Composite Index a well as the S&P/TSX Capped Information Technology and MidCap Indices. Website: www.cgi.com.

About CACI

CACI, Inc. provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, CACI deliver the IT applications and infrastructures its federal customers use to improve communications and collaboration, secure the integrity of information systems and networks enhance data collection and analysis, and increase efficiency and mission effectiveness. CACI’s solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 7,200 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.CACI.com.

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This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in project delivery and staffing, risk of revenues not being realized when expected, risk of increased competition in the markets, and the effects of economic uncertainty on client expenditures as well as other factors described in AMS’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s (estimates or) views as of any subsequent date.